QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS

Southampton, Pa., Jan. 30, 2012 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2011 was $143,000, or $0.16 per basic and diluted share, compared to $206,000, or $0.22 per basic and diluted share for the same period in 2010. Net income for the year ended December 31, 2011 was $528,000, or $0.60 per basic and diluted share compared to $671,000, or $0.66 per basic and $0.65 per diluted share for the same period in 2010.

Robert T. Strong, President and Chief Executive Officer stated, “Although our income for the year ended December 31, 2011 decreased compared to the prior fiscal year, the fourth quarter ended on a strong note being the second highest earning quarter of the year.  Additionally, our Stockholders’ equity increased over $500,000.  We anticipate that the main driver behind improvement going forward will be a reduction in our OREO expense.  At December 31, 2011, we had two small residential units in OREO which were sold in January 2012.  Losses and expense on OREO amounted to over $230,000 during 2011.  We are pleased to have those losses and expenses behind us.”

Mr. Strong continued, “While we experienced an increase in our non-performing loans as a percentage of net loans receivable, well over fifty percent of these customers have made arrangements with us and continue to make routine payments.  An integral part of our Community Bank philosophy is working with our customers to our mutual benefit and seeking less costly alternatives to foreclosure. As we begin the new year we believe we are well-positioned by continuing to build our infrastructure, expand our business development team and promote our product lines.  We are in the process of moving our main location to a much more visible location within our community.  This move coupled with our people and products should provide an improved platform for 2012.  As always, in conjunction with having maintained a strong repurchase plan in previous years, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $143,000 for the three months ended December 31, 2011, a decrease of $63,000, or 30.6%, compared to net income of $206,000 for three months ended December 31, 2010.  The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in net interest income of $6,000, and increases in the provision for loan losses and non-interest expense of $24,000 and $101,000, respectively, offset by an increase in non-interest income of $20,000 and a decrease in the provision for income taxes of $48,000.

The $6,000, or 0.6% decrease in net interest income for the three months ended December 31, 2011 over the comparable period in 2010 was driven by a $20,000, or 1.4% decrease in interest income, offset by a $14,000, or 2.9% decrease in interest expense. The decrease in interest income was due primarily to a 40 basis point decrease in the overall yield on interest-earning assets from 5.82% for the three months ended December 31, 2010 to 5.42% for the same period in 2011. The decrease in interest expense was primarily attributable to a 22 basis point decrease in the overall cost of interest-bearing liabilities from 2.27% for the three months ended December 31, 2010 to 2.05% for the same period in 2011. The average interest rate spread decreased from 3.55% for the three months ended December 31, 2010, to 3.37% for the same period in 2011, while the net interest margin decreased from 3.83% for the three months ended December 31, 2010, to 3.59% for same period in 2011.

The $20,000, or 19.4% increase in non-interest income for the three months ended December 31, 2011 over the comparable period in 2010 was primarily attributable to a $46,000 increase in fee income generated by the Bank’s mortgage banking and title abstract subsidiaries.  This increase was offset by a loss of $13,000 realized on the sale of one other real estate owned property, as well as a $13,000 decrease in other fees and service charges.

The $101,000, or 15.1% increase in non-interest expense for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to a $60,000 increase in salaries and employee benefits expense, a $35,000 increase in other real estate owned expense, a $12,000 increase in other expenses, and a $5,000 increase in professional fees.  Offsetting these increases were decreases of $10,000, $6,000 and $3,000 in FDIC deposit insurance expense, advertising, and occupancy and equipment expense, respectively.  The increase in salaries and employee benefits expense for the 2011 period compared to 2010 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and the implementation of employee health care benefits.

The $48,000, or 35.0% decrease in the provision for income taxes for the three months ended December 31, 2011 over the three month period ended December 31, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 38.4% for the 2011 period compared to 39.9% for the comparable period in 2010.

For the year ended December 31, 2011, net income amounted to $528,000 compared to $671,000 for the year ended December 31, 2010.  The $143,000, or 21.3% decrease was primarily the result of a $308,000 increase in non-interest expense and a $23,000 increase in the provision for loan losses, offset by a $96,000 increase in net interest income, a $6,000 increase in non-interest income and an $86,000 decrease in the provision for income taxes.

The $96,000, or 2.7% increase in net interest income for the year ended December 31, 2011 over the comparable period in 2010 was driven by a $50,000, or 0.9% increase in interest income and a $46,000, or 2.4% decrease in interest expense. The increase in interest income was primarily attributable to the $6.7 million overall increase in the average balance of interest-earning assets which offset a 34 basis point decline in the overall yield on interest-earning assets, from 5.80% for the year ended December 31, 2010 to 5.46% for the year ended December 31, 2011.  As was the case for the quarter, the decrease in interest expense was primarily the result of a 27 basis point decline in the overall cost of average interest-bearing liabilities from 2.39% for the year ended December 31, 2010 to 2.12% for the same period in 2011, which offset the $8.4 million year-over-year increase in the overall balance of average interest-bearing liabilities.  The average interest rate spread decreased from 3.41% for the year ended December 31, 2010, to 3.34% for the same period in 2011, while the net interest margin decreased from 3.73% for the year ended December 31, 2010, to 3.58% for same period in 2011.

The $6,000 increase in non-interest income for the year ended December 31, 2011 over the comparable period in 2010 was primarily attributable to an $87,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries, offset by an aggregate loss of $66,000 realized on the sale of four other real estate owned properties and $15,000 decrease in other fees and service charges.

The $308,000, or 11.7% increase in non-interest expense for the year ended December 31, 2011 compared to the same period in 2010 was primarily attributable to a $311,000 increase in salaries and employee benefits expense, a $41,000 increase in expenses related to other real estate owned expense, a $25,000 increase in occupancy and equipment expense, a $23,000 increase in directors’ fees and expenses, and an $18,000 increase in other expenses.  Offsetting these increases was a $65,000 decrease in FDIC deposit insurance expense, a $30,000 decrease in professional fees, and a $15,000 decrease in advertising.  As was the case for the quarter, the increase in salaries and employee benefits expense was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations and the implementation of employee health care benefits, while the decrease in FDIC deposit insurance expense was attributable to a combination of the change in the method the FDIC uses to calculate the assessment and a modification of the accrual estimate.

The $86,000, or 19.5% decrease in the provision for income taxes for the year ended December 31, 2011 over the year ended December 31, 2010 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 40.1% for the 2011 period compared to 39.6% for the comparable period in 2010.

The Company’s total assets at December 31, 2011 were $109.2 million, an increase of $7.1 million, or 6.9%, from $102.1 million at December 31, 2010. This growth in total assets was primarily due to increases in investment securities available for sale of $3.4 million, cash and cash equivalents of $3.0 million, investment in interest-earning time deposits of $2.1 million, loans receivable, net of $629,000, and loans held for sale of $413,000.  Offsetting these increases was principal payments from mortgage-backed securities held to maturity of $1.5 million and a decrease in other real estate owned of $1.0 million.  Asset growth for the year ended December 31, 2011 was funded by an $8.8 million increase in deposits.

Total interest-bearing deposits increased $8.8 million, or 11.1%, to $88.5 million at December 31, 2011 from $79.7 million at December 31, 2010. This growth in deposits was attributable to increases in certificates of deposit of $7.1 million, eSavings accounts of $1.7 million, and statement savings accounts of $177,000.  These increases were offset by a decrease in passbook savings accounts of $136,000. The increase in certificates of deposit was primarily due to the competitive interest rates offered by the Bank and investors continuing to seek the safety of insured bank deposits. In addition to funding asset growth, the increase in deposits was used to payoff $1.8 million in Federal Home Loan Bank term borrowings.

Total stockholders’ equity increased $505,000 to $15.7 million at December 31, 2011 from $15.2 million at December 31, 2010. Contributing to the increase was net income for the year ended December 31, 2011 of $528,000, amortization of stock awards and options under our stock compensation plans of $119,000, and common stock earned by participants in the employee stock ownership plan of $83,000. These increases were offset by dividends paid of $134,000, an increase in accumulated other comprehensive loss of $44,000, and the purchase of 5,310 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $47,000.

Non-performing loans amounted to $3.3 million, or 4.42% of net loans receivable at December 31, 2011, consisting of thirty-six loans, twenty of which are on non-accrual status and sixteen of which are 90 days or more past due and accruing interest. At December 31, 2010, non-performing loans amounted to $1.5 million, or 2.02% of net loans receivable, consisting of thirteen loans, seven of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2011 include thirteen one-to-four family non-owner occupied residential loans, eleven home equity loans, six commercial real estate loans, five one-to-four family owner occupied residential loans, and one multi-family residential loan, and all are generally well-collateralized or adequately reserved for. Management does not anticipate any significant losses on these loans. During the quarter ended December 31, 2011, two loans were placed on non-accrual status resulting in the reversal of $7,000 of previously accrued interest income. Included in non-performing loans are eight loans identified as troubled debt restructurings which totaled $627,000 at December 31, 2011.  The allowance for loan losses as a percent of total loans receivable was 1.06% at December 31, 2011 and 1.15% at December 31, 2010.

Other real estate owned (OREO) amounted to $185,000 at December 31, 2011, consisting of three properties, none of which had a carrying value greater than $105,000. This compares to five properties totaling $1.2 million at December 31, 2010.  Non-performing assets amounted to $3.5 million, or 3.22% of total assets at December 31, 2011, compared to $2.7 million, or 2.64% of total assets at December 31, 2010.   During the quarter ended December 31, 2011, the Company sold one OREO property and realized a loss of $13,000 on the transaction.  The Company financed the purchase of this property.  In addition, the Company sold two additional OREO properties in January 2012 at an aggregate loss of approximately $5,000.  For the twelve months ended December 31, 2011, the Company transferred four properties into OREO totaling $640,000 and sold six properties totaling $1.7 million.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31, 2011	At December 31, 2010
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$11,687	$8,650
Investment in interest-earning time deposits	8,082	6,001
Investment securities available for sale at fair value (cost-2011 $6,792; 2010 $3,290)	6,707	3,271
Mortgage-backed securities held to maturity (fair value-2011 $4,248; 2010 $5,810)	3,888	5,406
Loans held for sale	413	-
Loans receivable, net of allowance for loan losses (2011: $805; 2010: $871)	75,339	74,710
Accrued interest receivable	543	423
Investment in Federal Home Loan Bank stock, at cost	616	757
Premises and equipment, net	1,124	1,073
Other real estate owned, net	185	1,191
Prepaid expenses and other assets	605	619
Total Assets	$109,189	$102,101

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$88,525	$79,691
Federal Home Loan Bank advances and other borrowings	3,800	6,023
Accrued interest payable	98	107
Advances from borrowers for taxes and insurance	822	746
Accrued expenses and other liabilities	248	343
Total Liabilities	93,493	86,910

Stockholders’ Equity	15,696	15,191
Total Liabilities and Stockholders’ Equity	$109,189	$102,101

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest Income	$1,406	$1,426	$5,530	$5,480
Interest Expense	475	489	1,909	1,955
Net Interest Income	931	937	3,621	3,525
Provision for Loan Losses	52	28	137	114
Net Interest Income after Provision for Loan Losses	879	909	3,484	3,411
Non-Interest Income	123	103	345	339
Non-Interest Expense	770	669	2,947	2,639
Income before Income Taxes	232	343	882	1,111
Income Taxes	89	137	354	440
Net Income	$143	$206	$528	$671

Per Common Share Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Earnings per share - basic	$0.16	$0.22	$0.60	$0.66
Average shares outstanding - basic	877,613	916,553	874,566	1,023,360
Earnings per share - diluted	$0.16	$0.22	$0.60	$0.65
Average shares outstanding - diluted	880,525	921,864	878,899	1,027,717

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.42%	5.82%	5.46%	5.80%
Average rate on interest-bearing liabilities	2.05%	2.27%	2.12%	2.39%
Average interest rate spread	3.37%	3.55%	3.34%	3.41%
Net interest margin	3.59%	3.83%	3.58%	3.73%
Average interest-earning assets to average interest-bearing liabilities	112.28%	113.71%	112.18%	115.54%
Efficiency ratio	73.14%	64.45%	74.32%	68.30%

Asset Quality Ratios (1):
Non-performing loans as a percent of loans receivable, net	4.42%	2.02%	4.42%	2.02%
Non-performing assets as a percent of total assets	3.22%	2.64%	3.22%	2.64%
Allowance for loan losses as a percent of non-performing loans	24.20%	57.84%	24.20%	57.84%
Allowance for loan losses as a percent of total loans receivable	1.06%	1.15%	1.06%	1.15%

(1) Asset quality ratios are end of period ratios.

CONTACT:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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